Exhibit 99.1

February 15, 2006

Re: Fourth Quarter 2005 Wells Limited Partnership Account Summary and Fact Sheets

Dear Wells L.P. Investor:

I’m pleased to enclose your fourth quarter limited partnership update. As introduced last quarter, this update packet has been consolidated to include the following materials:

•	Partnership Account Details of all your account activity in the fourth quarter

•	Consolidated Partnership Distribution Summary of fourth quarter distributions and withholdings if the fund(s) in which you are invested are distributing proceeds this quarter*

•	Consolidated Distribution Check if the fund(s) in which you are invested are distributing proceeds this quarter* (Please see the enclosed fact sheet for more information about distributions.)

•	Fourth Quarter 2005 L.P. Fact Sheet for each fund in which you are a limited partner

*	Class-A share investors in Wells Funds VIII, IX, X, XII, XIII, and XIV will receive an operating distribution.

Also, remember that the Consolidated Partnership Distribution Summary now includes any operating distributions (quarterly amounts paid out of net cash flow from operations), NSP distributions (net proceeds from sales of properties), and withholdings deducted during the fourth quarter.

As in previous quarters, you’ll want to review the fund fact sheet(s), which include(s) a comprehensive overview of a fund’s portfolio, property activity, and current return. You can learn even more by reading the fourth quarter Form 10-Q for your fund(s) at www.wellsref.com. Simply click on “Wells Limited Partnerships” on the main page to access the filing(s) for your investments.

If you have any questions, please contact us at 800-557-4830. Our Client Services Specialists are available Monday through Thursday, 8:15 a.m. to 6:30 p.m., and Friday, 8:15 a.m. to 5:30 p.m. (ET). You also may send an e-mail to clientservices@wellsref.com.

Sincerely,

Leo F. Wells III

General Partner

Enclosures

cc: Financial Representative